EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                              Dated August 8, 2001
                              --------------------


                The parties to this agreement are Level 8 Systems, Inc., a Delaware corporation (the "Seller"), and AppBuilder Solution B.V., a Netherlands establishment (the "Purchaser").

     The Seller, directly and through its subsidiaries, is engaged in the business (the "Business") of developing, distributing, licensing, maintaining, and supporting its Geneva AppBuilder Software (formerly known as its Seer HPS Software) (the "Software"). The parties wish to provide for the purchase by the Purchaser or its designees from the Seller of all the assets of the Seller and its subsidiaries relating to the Business and all the Seller's and its subsidiaries' rights to shares of capital stock, and all the Seller's and its subsidiaries' rights to acquire shares of capital stock, of Access International Financial Services, Inc. ("AIFS"), and the assumption by the Purchaser of certain liabilities and obligations relating to the Business.

                        Accordingly,  the  parties  agree  as  follows:

                        1.          Purchase  and  Sale
                                    -------------------

     1.1     Assets.     At  the  Closing  referred  to in section 3, the Seller
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shall,  and  shall  cause its subsidiaries to, sell, transfer, and assign to the
Purchaser or its designees, and the Purchaser shall, or shall cause its designees to, purchase and acquire from the Seller and its subsidiaries, free and clear of any lien, security interest, claim, voting agreement, or other charge or encumbrance ("Liens"), (a) all the assets of the Seller (the "Assets"), including, without limitation, the assets, properties, and rights enumerated in clauses 1.1.1 through 1.1.11 below, to the extent they relate to and are used in the Business, and (b) all the Seller's and its subsidiaries' rights to shares of capital stock, and all the Seller's and its subsidiaries' rights to acquire shares of capital stock, of AIFS:

1.1.1 all inventories, supplies, and copies of the Software, and all the documentation relating to the Software;

1.1.2 all intangible and intellectual property rights of the Seller and its subsidiaries in the Software, including those set forth on schedule 1.1.2 and all other databases, copyrights, and patent rights relating to the Software;

1.1.3 all the Seller's and its subsidiaries' rights to use all the trade names, trademarks, and service marks relating to the Software, including those set forth on schedule 1.1.3, and any abbreviations or variations of such names, including registrations thereof or registration applications therefor, and licenses concerning any of them;

1.1.4 all the Seller's and its subsidiaries' rights under all agreements with its licensees and customers, including all license, maintenance, service, and support contracts (collectively, "Customer Contracts");

1.1.5 all accounts receivable and notes payable from, and all rights to invoice, customers and other third parties (including original equipment manufacturers) for goods and services, including, without limitation, those provided under the Customer Contracts (regardless of when provided), but not yet paid as of the Closing (the "Receivables");

1.1.6 all prepaid expenses relating to the Business, including those set forth on schedule 1.1.6;

1.1.7 all the Seller's and its subsidiaries' rights under agreements with third parties to use the software and other property of such third parties, to the extent such software and other property is used in the Business (collectively, the "Third Party Licenses");

1.1.8 all the Seller's rights (including rights to deposits) under the equipment leases described on schedule 1.1.8(a) and under the real estate leases described on schedule 1.1.8(b) (the "Leases");

1.1.9           all  the  fixed  assets  described  on schedule 1.1.9;

1.1.10 all trade secrets, customer lists, and other rights and documents owned by the Seller or any of its subsidiaries and embedded in any of the Assets; and

1.1.11 all the Seller's and its subsidiaries' books and records, or copies thereof, in both print and electronic media, relating to the Assets or the Business (it being understood that, to the extent such books and records contain proprietary or confidential information of the Seller or any of its subsidiaries or of the Business, each party shall use commercially reasonable efforts to maintain and preserve the confidentiality of such nformation).

     1.2      Excluded  Assets.     Notwithstanding  anything  to  the
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contrary in section 1.1, the term "Assets"  does not include, and the Seller and its subsidiaries are not selling or transferring to the Purchaser or any of its designees, any rights under any agreements the Purchaser is not assuming pursuant to clause (2) of the last sentence of section 1.3, any rights that accrue or will accrue to the Seller under this agreement, any of the Seller's or its subsidiaries' claims for any federal, state, local, or foreign tax refunds, any prepaid maintenance fees paid by any customer prior to the Closing for maintenance services to be provided after the Closing, or any other assets listed on schedule 1.2 (the "Excluded Assets").

     1.3     Consideration.     As  consideration  for the Assets to be sold and
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transferred  to  the Purchaser or its designees, the Purchaser shall (a) pay, or cause to be paid, to the Seller the Purchase Price (as defined below), and (b) assume, and pay, perform, and discharge, and indemnify and hold the Seller and its subsidiaries harmless from and against, the Assumed Liabilities (as defined below). As used in this agreement: (x) "Purchase Price" means an amount equal to $20,000,000, increased by the Interest Amount (as defined in section 1.5), and increased by the Final Net Asset Amount (as defined below), if the Final Net Asset Amount is a positive number, or reduced by the Final Net Asset Amount, if the Final Net Asset Amount is a negative number, (y) "Final Net Asset Amount" means an amount equal to (i) the sum of the Receivables, the prepaid expenses, and the fixed assets set forth in the Final Accounting Documents referred to in section 1.4, reduced by (ii) the sum of the Accrued Employee Liability (as defined below) and the Deferred Revenue Obligation (as defined in schedule 1.3) set forth in the Final Accounting Documents, and (z) "Assumed Liabilities" means all liabilities and obligations under the Customer Contracts, the Third Party Licenses, and the Leases, and all liabilities and obligations of the Seller and its subsidiaries in respect of accrued vacations, bonuses, commissions, and unfunded pension and other benefits to, and, in the case of employees and consultants domiciled outside the United States, pursuant to employment agreements with, the employees and consultants listed on schedule
4.2.9 who become employees or consultants of the Purchaser or its designees within 30 days after the Closing (the "Accrued Employee Liability"). The term "Assumed Liabilities" also includes all severance obligations to the employees and consultants listed on schedule 4.2.9 who become employees or consultants of the Purchaser or its designees within 30 days after the Closing. Notwithstanding the foregoing, however, "Assumed Liabilities" does not include
(1) any liabilities or obligations for taxes, for the infringement of intellectual property rights of third parties, for violations of law, for breaches of contract, or for tort, in each case based on any facts, events, or circumstances arising or existing before the Closing, (2) any liabilities or obligations under any Customer Contracts, Third Party Licenses, or Leases that cannot be assigned or transferred to the Purchaser or its designees without the prior written consent of a third party, unless that written consent shall have been obtained, or (3) any liabilities or obligations for trade payables or accrued expenses, or for severance or other benefits to employees or consultants (other than as expressly set forth above).

     1.4     Determination of Final Net Asset Amount.     The Seller shall cause
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Deloitte  & Touche (the "Independent Accountants") to prepare and deliver to the parties, as promptly as practicable after the Closing, (a) a statement of assets and liabilities (the "Preliminary Statement of Assets and Liabilities") that reflects the Receivables (converted into U.S. dollars at the exchange rate in effect at the Closing), the prepaid expenses, and the fixed assets included in the Assets, and the Accrued Employee Liability and Deferred Revenue Obligation included in the Assumed Liabilities, in each case in accordance with generally accepted accounting principles applied in a manner consistent with the application of those principles in the Seller's consolidated financial statements for the year ended December 31, 2000, except as otherwise specified on schedule 1.4, and (b) a report (the "Independent Accountants' Report") setting forth the calculation of the Final Net Asset Amount. Prior to delivery of the Preliminary Statement of Assets and Liabilities and the Independent Accountants' Report (collectively, the "Accounting Documents"), the Seller shall use commercially reasonable efforts to cause the Independent Accountants to deliver to the parties a draft of the proposed Accounting Documents, accompanied by related back-up material and, at either party's request, shall consult with that party regarding the proposed Accounting Documents. The Purchaser shall cooperate with the Seller in the preparation of the Preliminary Statement of Assets and Liabilities. If, during the 15-day period immediately following the delivery to the parties of the Accounting Documents (the "Response Period"), the Purchaser shall have failed to give the Seller written notice that it disagrees with the Accounting Documents and specifying in reasonable detail any item or items in the Accounting Documents with which it disagrees (the "Disagreement
Notice"), the Accounting Documents shall become final, binding, and conclusive on the parties. If, during the Response Period, the Purchaser shall have given the Seller the Disagreement Notice and the parties shall have resolved the disagreement pursuant to a written instrument executed and delivered by the Purchaser and the Seller (the "Settlement Instrument"), the Accounting Documents, as modified pursuant to the Settlement Instrument, shall become final, binding, and conclusive on the parties. If, during the Response Period, the Purchaser shall have given the Seller the Disagreement Notice and the parties shall have failed to resolve the disagreement pursuant to the Settlement Instrument, the parties shall submit the disagreement to an independent
accounting  firm  mutually agreed upon by the parties.   If, during the five-day
period immediately following the Response Period, the parties shall not have agreed on the selection of an independent accounting firm for this purpose, either party may apply to the American Arbitration Association to select an independent accounting firm of national standing for this purpose. The parties shall cooperate with the independent accounting firm selected to resolve any disagreement set forth in the Disagreement Notice. The Accounting Documents, as modified in accordance with the Settlement Instrument or the determination of the independent accounting firm with respect to each disagreement submitted to it, as the case may be (the "Final Accounting Documents"), shall be final, binding, and conclusive on the parties. The costs of the Independent Accountants shall be borne by the Purchaser, and the costs of the American
Arbitration Association and any independent accounting firm (other than the Independent Accountants) shall be borne by the parties in the proportion determined by the other independent accounting firm, which determination shall be based on the relative merits of the parties' positions and shall be final, binding, and conclusive on the parties.

     1.5     Payment of Purchase Price and  Assumption  of  Assumed  Liabilities
     ---     -------------------------------------------------------------------
     (a) At the Closing, (i) the Purchaser shall pay, or cause to be paid, by wire transfers of immediately available funds, (A) to the Seller, $7,000,000, and (B) to Bank Hapoalim (the "Bank"), on behalf of the Seller pursuant to the Credit Instruments (as defined in section 6.1.1(c)), $12,000,000, and (ii) the Purchaser shall agree to assume, and pay, perform, and discharge, and indemnify and hold the Seller and its subsidiaries harmless from and against, the Assumed Liabilities. Notwithstanding anything to the contrary in this agreement, if the Seller shall have breached section 5.1 by virtue of failing to pay a payable or payables in a timely manner and the Purchaser shall have paid the payable or payables (after giving the Seller written notice of the breach and affording the Seller an opportunity to cure the breach promptly), the Purchase Price and the amount payable under this section 1.5 shall be reduced by the sum of the payment or payments. Nothing in the preceding sentence is intended to affect the Purchaser's rights under section 3.2, 6.1, or otherwise under this agreement.

     (b) Not later than three business days after the Final Accounting Docu become final, binding, and conclusive on the parties, (i) if the Final Net Asset Amount is a positive number, the Purchaser shall pay, or cause to be paid, to the Seller, by wire transfer of immediately available funds, an amount equal to the sum of (A the Final Net Asset Amount plus (B) an amount in the nature of interest on the Final Net Asset Amount at the rate of 8% a year from the date of the Closing to the date of payment, and (ii) if the Final Net Asset Amount is a negative number, the Seller shall pay the Purchaser or its designee, by wire transfer of immediately available funds, an amount equal to the sum of (A the Final Net Asset Amount plus (B) an amount in the nature of interest on the Final Net Asset Amount at the rate of 8% a year from the date of the Closing to the date of payment.

     (c) Not later than February 28, 2002, the Purchaser shall pay, or cause to be paid, to the Seller, by wire transfer of immediately available funds, $1,000,000, plus an amount in the nature of simple interest on $1,000,000 at the six-month treasury rate for United States securities published in The New York Times on the date of the Closing, from the date of the Closing to the date of payment (the "Interest Amount").


     1.6     Seller's  Failure  to  Pay  Certain  Liabilities.
             ------------------------------------------------
If, at any time before the first anniversary of the Closing, (a) the Purchaser determines that a liability or obligation of the Seller or any of its subsidiaries that was not an Assumed Liability but related to the Business and arose out of any fact, event, or circumstance prior to the Closing has not been paid, performed, or discharged, (b) the Purchaser determines that the failure of the Seller to pay, perform, or discharge the liability or obligation has or could reasonably be expected adversely to affect the Purchaser, and (c) that liability or obligation is paid, performed, or discharged by the Purchaser, the Purchaser shall give notice to the Seller of those facts and furnish the Seller with appropriate information concerning the liability or obligation. The Seller shall indemnify and hold the Purchaser harmless from and against any such liability or obligation. If the Seller gives notice to the Purchaser of its objection to that notice, the parties shall consult with respect to the matter, and their written determination with respect to the matter shall be final, binding, and conclusive on the parties. If the parties fail to reach agreement within 30 days after the Seller shall have given the notice of objection, the dispute shall be resolved in accordance with the procedures set forth in section 10.

     1.7     Allocation.    The  Purchaser  and  the  Seller agree
             ----------
that $20,000,000 of the Purchase Price is allocable to the intellectual property included in the Assets.

     2.      Receivables.         If,  at  any  time  after the
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Closing, the Seller or any of its subsidiaries receive payment in respect of any
Receivable, the Seller shall, not later than three business days after that receipt, pay the Purchaser an amount equal to the amount so received. If the Seller fails to pay that amount when it is due, the Seller shall, in addition to paying the Purchaser that amount, also pay the Purchaser an amount in the nature of simple interest on that amount at the rate of 8% a year from the date the payment was due to the date of actual payment.

     3.      Closing
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3.1      Closing  Date.    The  closing of the transactions contemplated by this
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agreement (the "Closing") shall take place at the offices of Rabinowitz & Kerson
LLP, 546 Fifth Avenue, New York, New York 10036 at 10:00 a.m. (New York time) on the second business day following the fulfillment or waiver in writing of the conditions specified in sections 6.1.1(b) and 6.2.6 (or at such other place or on such other date as the parties may agree in writing). At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, the documents and other items referred to in section 7.

3.2       Termination.      This  agreement  may  be terminated at any time
          -----------
prior to the Closing: (a) by a written agreement between the parties; (b) by the Purchaser, if any condition specified in section 6.1 shall not have been satisfied or waived in writing by the Purchaser on or before September 30, 2001;
(c) by the Seller, if any condition specified in section 6.2 shall not have been satisfied or waived in writing by the Seller on or before September 30, 2001; or
(d) by the Seller at any time prior to the Closing, if a Superior Proposal (as defined below) is received and a majority of the disinterested members of the Seller's board of directors determines in good faith that it is necessary to terminate this agreement and to enter into an agreement to effect the Superior Proposal in order to comply with the fiduciary duties of the Seller's board of directors under applicable law. For purposes of this agreement, the term "Superior Proposal" means a bona fide written proposal made by a third party relating to any direct or indirect acquisition or purchase of (i) the Assets, or
(ii) all or substantially all the business or assets of the Seller (including, without limitation, by way of merger) (A) on terms a majority of the disinterested members of the Seller's board of directors reasonably determines in good faith to be more favorable to the Seller and its stockholders than the transactions contemplated by this agreement, and (B) that is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory, and other aspects of such proposal and the identity of the party making such proposal). If either party terminates this agreement because the condition specified in sections 6.1.4 and 6.2.4 shall not have been satisfied or waived by each party or if the Seller terminates this agreement pursuant to clause (d) above, the Seller shall reimburse the Purchaser for legal, accounting, and other reasonable out-of-pocket expenses in connection with the transactions contemplated by this agreement up to a maximum of $750,000 in the aggregate. Except as set forth in the immediately preceding sentence, upon termination in accordance with this section 3.2, no party shall have any liability or obligation under this agreement, except for any liability or obligation resulting from its breach of any warranty or agreement, or any misrepresentation, in this agreement prior to termination.

     4.      Representations  and  Warranties
             --------------------------------

     4.1     Representations  and  Warranties  of the Purchaser.   The Purchaser
             --------------------------------------------------
represents  and  warrants  to  the  Seller  as  follows:

          4.1.1   Authorization;  Enforceability.   The
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execution,  delivery,  and  performance  of this agreement by the Purchaser have been duly authorized by all necessary action of the Purchaser, and this agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.1.2   Non-Contravention.   The  execution,
                  -----------------
delivery, and performance of this agreement by the Purchaser will not (a) violate or conflict with any law, regulation, order, writ, judgment, injunction, or decree applicable to the Purchaser or any of its properties, (b) violate or conflict with the Purchaser's organizational documents, or (c) conflict with, result in a breach of, or constitute a default under any contract to which the Purchaser is a party or by which any of its properties is bound.

          4.1.3   Brokers  or  Finders.   The Purchaser has
                    --------------------
not employed or utilized the services of any investment banker, broker, or finder in connection with the transactions contemplated by this agreement.

     4.2     Representations  and  Warranties  of  the  Seller.   The  Seller
                -------------------------------------------------
represents  and  warrants  to  the  Purchaser  as  follows:

          4.2.1   Authorization;  Enforceability.   The
                  ------------------------------
execution, delivery, and performance of this agreement by the Seller have been duly authorized by all necessary corporate action of the Seller, and this agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.2.2   Non-Contravention.   The  execution,
                  -----------------
delivery, and performance of this agreement by the Seller will not (a) violate or conflict with any law, regulation, order, writ, judgment, injunction, or decree applicable to it or any of its subsidiaries or any of their respective properties, (b) violate or conflict with its certificate of incorporation or bylaws, or (c) subject to obtaining consents to the assignment and assumption of the contracts listed on schedule 4.2.2 (collectively, the "Required Consents") and the consent referred to in section 6.2.6, conflict with, result in a breach of, or constitute a default under any material contract to which it or any of its subsidiaries is a party or by which any of their respective properties is bound. Except for the Required Consents and the consent referred to in section 6.2.6, no consent, approval, order, authorization, or notification of, or registration, declaration, or filing with, any person, entity, or government is required to be obtained or made by or with respect to the Seller or any of its subsidiaries or any of the Assets or the Business in connection with the execution and delivery by the Seller of this agreement or the consummation of the transactions contemplated by this agreement.

          4.2.3   Title  to Assets.      The Seller and its
                  ----------------
subsidiaries have good and marketable title to all the Assets, free and clear of any Lien, except for the lien of taxes not yet due and payable and the other items set forth on schedule 4.2.3.

          4.2.4  Contracts,  Etc.
                 ----------------

          4.2.4.1 The Seller has furnished the Purchaser an accurate and complete list, and true and correct copies, of all the Customer Contracts.
Schedule 4.2.4.1 is an accurate and complete list of all the material Customer Contracts, Third Party Licenses, and Leases. All the Customer Contracts, Third Party Licenses, and Leases are, to the knowledge of the Seller, valid and binding upon the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.2.4.2 Neither the Seller nor any of its subsidiaries has received any payment from any party with which or whom the Seller or any of its subsidiaries is currently contracting in connection with or as an inducement for entering into any Customer Contract currently in effect, except for payment for actual services rendered or to be rendered of a type and amount consistent with amounts customarily charged for such services.

          4.2.5   Litigation. Except as set forth on schedule 4.2.5, there is no
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suit,  action,  proceeding, claim, or investigation pending or, to the knowledge of the Seller, threatened against, or affecting, the Assets or the Business, and there exists no basis or grounds for any such suit, action, proceeding, claim, or investigation that is material to the Business or the Assets. None of the items described on schedule 4.2.5, singly or in the aggregate, could, if adversely determined, have a material adverse effect on the Assets or the Business, or the right of the Seller to consummate the transactions contemplated by this agreement.

          4.2.6   Intellectual  Property
                  ----------------------
          4.2.6.1     Schedule  4.2.6.1 sets forth a complete and
correct list of all material trademarks, trade names, service marks, service names, brand names, copyrights, and patents, and registrations thereof and applications therefor, owned, leased, or licensed by the Seller or any of its subsidiaries and relating to the Assets or the Business, together with a complete list of all licenses granted by or to the Seller or any of its subsidiaries with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights, and patents are owned, leased, or licensed by the Seller or its subsidiaries, free and clear of all Liens, except as otherwise set forth on schedule 4.2.6.1. To the knowledge of the Seller, neither the Seller nor any of its subsidiaries is infringing or otherwise violating any third party's rights in any copyright, patent, trade secret, know-how, trademark, trade name, service mark, or other intellectual property rights in connection with the Business.

          4.2.6.2 Except as set forth on schedule 4.2.6.2, the Seller has the exclusive right and title to the Software, taken as a whole (with the exception of trade secrets for which exclusive rights may not be available, and provided that no representation is made that the Software (excluding the related trademarks, trade names, logos, service marks, and service names) is covered by any form of intellectual property rights, other than copyright, trade secret rights and rights to those patents identified on schedule 4.2.6.1), free and clear of all claims, including claims or rights of the shareholders of the Seller or any other joint owners, employees, agents, consultants, customers, licensees, or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement, or licensing of the Software. Except as set forth on schedule 4.2.6.2, (a) there are no honoraria, royalties, fees, or other payment payable by the Seller or any of its subsidiaries to any person or entity by reason of the ownership, use, license, sale, or disposition of the Software, and (b) the Software is not dependent on any Embedded Software (as defined in section 4.2.6.3) in order to operate fully in the manner in which it is intended. No Software has been delivered by or on behalf of the Seller to any other parties, except as set forth on schedule 4.2.6.2, except pursuant to contracts requiring such other parties not to reverse engineer or decompile the Software and otherwise to keep the Software confidential. To the Seller's knowledge, no such other party has breached any such obligation not to reverse engineer or decompile the Software and to keep the Software confidential .

          4.2.6.3 Schedule 4.2.6.3 contains a complete and accurate list of all software under which the Seller or any of its subsidiaries is a licensee, lessee, or otherwise has obtained the right to use software that is embedded into or constitutes a part of the Software (the "Embedded Software"). Schedule
4.2.6.3 also sets forth a list of all license fees, rents, royalties, or other charges that the Seller or any of its subsidiaries is required or obligated to pay with respect to Embedded Software. Except as set forth on schedule 4.2.6.3, the Seller or one or more of its subsidiaries has the right and license to use, sublicense, modify, and copy the Embedded Software, free and clear of any limitations or encumbrances, except as may be set forth in any Third Party License. To the Seller's knowledge, the Seller and its subsidiaries are in full compliance with all provisions of all Third Party Licenses. Neither the Seller nor any of its subsidiaries has published or disclosed any Embedded Software to any other party, except, in the case of Embedded Software that the Seller or its subsidiaries lease or market to others, in accordance with and as permitted by any license, lease, or similar agreement relating to the Embedded Software and except pursuant to contracts requiring such other parties not to reverse engineer or decompile such Embedded Software and otherwise to keep the Embedded Software confidential. To the Seller's knowledge, no party to whom the Seller or any of its subsidiaries has disclosed Embedded Software has breached such obligation not to reverse engineer or decompile such Embedded Software and to keep the Embedded Software confidential.

           4.2.6.4 The transactions contemplated by this agreement will not cause a breach or default under any Third Party License or impair the Purchaser's ability pursuant to any Third Party License to use, license, sell, or dispose of the Software in the same manner as the Software is currently used, licensed, sold, or disposed of by the Seller and its subsidiaries. Neither the Seller nor any of its subsidiaries has infringed or is infringing any third party's patent, copyright, or other intellectual property rights with respect to the Software, and, to the knowledge of the Seller, no other person or entity is infringing any patent, copyright, or other intellectual property rights of the Seller or any of its subsidiaries with respect to the Software.

            4.2.6.5 Except as set forth on schedule 4.2.6.5, the Seller and its subsidiaries and, to the best of the knowledge of the Seller, each other party to any licensing or similar arrangements under which the Seller or any of its subsidiaries is the licensor or has otherwise granted the right to use the Software, are in full compliance therewith and are not in breach of any obligations with respect thereto.

          4.2.6.6 Except as set forth on schedule 4.2.6.6, neither the Seller nor any of its subsidiaries has granted any marketing or brokering rights in the Software to any third party, other than the Purchaser.

          4.2.6.7 The Seller and its subsidiaries have taken reasonable steps (including, without limitation, entering into appropriate confidentiality, non-disclosure, and non-competition agreements with all officers, directors, and employees of the Seller and its subsidiaries with access to or knowledge of any of the Software or other confidential or trade secret information of the Seller) in order to protect, safeguard, and, to the extent consistent with industry practice, maintain the secrecy and confidentiality of, and the Seller's and its subsidiaries' proprietary rights in, the Software and other confidential or trade secret information of the Seller and its subsidiaries included in the Assets, including, without limitation, all trademarks, trade names, service marks, service names, brand names, copyrights, and patents, registrations thereof and applications therefor, owned, leased, or licensed by the Seller or any of its subsidiaries.

          [Section  4.2.7  is  intentionally  omitted]

          4.2.8    Absence  of  Changes.     Except  as  set  forth  on schedule
                   --------------------
4.2.8, since December 31, 2000, the Seller and its subsidiaries have operated the Business in the ordinary course and consistent with past practice, and:

          4.2.8.1 there has been no material adverse change in the Business taken as a whole;

          4.2.8.2 neither the Seller nor any of its subsidiaries has entered into any transaction or incurred any liability or obligation with respect to the Business, other than in the ordinary course of business and consistent with past practice;

          4.2.8.3 neither the Seller nor any of its subsidiaries has billed customers, collected receivables, or paid payables of the Business in a manner or at a rate that is not in the ordinary course of business and consistent with past practice; and

          4.2.8.4 neither the Seller nor any of its subsidiaries has granted or agreed to grant any increase in salary or compensation to any employee or consultant of the Business, or entered into any employment, consulting, bonus, or other agreement with any employee or consultant of the Business, except in the ordinary course of business and consistent with past practice.

          4.2.9     Employees  and Consultants.     Schedule 4.2.9 is a complete
                    --------------------------
and correct list of all the employees and consultants who currently provide services to the Business. Schedule 4.2.9 sets forth the compensation paid to each such employee and consultant in the year ended December 31, 2000, and the current rate of compensation payable to each such employee and consultant.
Schedule 4.2.9 also sets forth a complete and correct list of all agreements, understandings, plans, and policies, written or oral, applicable to each employee and consultant of the Business.

          4.2.10       Related  Party  Matters.   Except as set
                       -----------------------
forth on schedule 4.2.10, (a) the Seller and its subsidiaries do not use any Assets, except in the conduct of the Business, and (b) except for the Assets, the Business does not use any assets or rights owned or used by the Seller or any of its subsidiaries.

          4.2.11       Brokers  or Finders.   Except as set forth on schedule
4.2.11,
                       -------------------
the Seller has not employed or utilized the services of any investment banker, broker, or finder in connection with the transactions contemplated by this agreement.

               5.                   Further  Agreements  of  the  Parties
                                    -------------------------------------

                               5.1     Ordinary  Course.     From  the  date  of
                                       ----------------
this agreement through the Closing, the Seller shall, and shall cause its subsidiaries to, carry on the Business in the ordinary course and consistent with past practice. The Seller shall use its best efforts to keep the Purchaser informed about any significant matter affecting the Business, and shall refrain from taking any action with respect to any such matter, without the prior written consent of the Purchaser. From the date of this agreement through the Closing, the Seller shall not, and shall not permit any of its subsidiaries to, without the Purchaser's prior written consent, engage in any action (including, without limitation, any of the actions described in sections 4.2.8.2 through 4.2.8.4) that, if engaged in after December 31, 2000 and on or before the date of this agreement, would constitute a breach of the representations and warranties of the Seller in section 4.2.8. From the date of this agreement through the Closing, the Seller shall, and shall cause its subsidiaries to, use commercially reasonable efforts to retain the services of its respective employees and consultants and to maintain satisfactory relationships with respect to its customers and others with whom it has business relations.

                              5.2      Representations  and Warranties.      The
                                       -------------------------------
Seller shall not, and shall not permit any of its subsidiaries to, take or agree or commit to take any action that would result in any of the Seller's representations or warranties in this agreement being untrue such that the condition set forth in section 6.1.2 would not be satisfied.

                              5.3      Consents.      The  Seller  shall  use
                                       --------
commercially reasonable efforts, and the Purchaser shall cooperate with the Seller, to obtain prior to the Closing all the Required Consents and to resolve all impracticalities of assignments or transfers necessary to sell and transfer the Assets. Notwithstanding the foregoing, if any Required Consent is not obtained and failure to obtain the Required Consent is waived in writing by the Purchaser prior to the Closing, the Seller shall continue to use commercially reasonable efforts to obtain any such Required Consent (and, if and when such Required Consents are obtained, the assumption of the applicable Contract shall be effected in accordance with this agreement). Nothing in this agreement shall be construed as an attempt to assign any agreement that is not assignable without the consent of the other party or parties to the agreement. If any Contract is not assignable without such consent, the Seller shall try to obtain consent to the assignment to the Purchaser as soon as possible, and, in any event, at the written request of the Purchaser, shall request in writing such consent from the other party or parties within 10 days after the request. If any such consent is not obtained, the Seller shall use reasonable efforts to give the Purchaser the benefit of the Contract to the same extent as if it had been assigned, and the Purchaser shall cooperate with the Seller in those efforts and indemnify and hold the Seller harmless from and against all liabilities and obligations under the Contract.

                              5.4     Advice  of  Changes.   The  Seller and the
                                      -------------------
Purchaser

shall give prompt notice to the other upon becoming aware of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of that party in this agreement to be untrue or inaccurate in any material respect, and (b) any failure on its part to comply with or satisfy any condition to the obligations of the other under section 6.1 or 6.2, as the case may be. The notifying party shall use commercially reasonable efforts to prevent or promptly remedy any matter that is or would be the subject of any such notice.

                              5.5       Public  Announcements.     No  press
                                        ---------------------
release or announcement concerning the transactions contemplated by this agreement shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                              5.6      Access to Information.     From the date
                                       ---------------------
of this agreement through the Closing, the Seller shall give the Purchaser and its representatives, upon reasonable notice, reasonable access during normal business hours to the properties, records, books of account, employees, consultants, and customers of the Business, as the Purchaser deems reasonably necessary or advisable.
                              5.7      Commercially Reasonable Efforts.     Each
                                       -------------------------------
party shall use commercially reasonable efforts to cause to be fulfilled the conditions to the other party's obligations under section 6.1 or 6.2, as the case may be.

                              5.8       Employees  and  Consultants
                                        ---------------------------

     (a) The Purchaser, directly or through one or more of its designees, shall offer employment to all the employees and consultants listed on schedule
4.2.9 on terms that, in the aggregate, are no less favorable to the respective employees and consultants than the terms on which they currently are employed or engaged by the Seller and its subsidiaries; provided, however, that, except for
                                             -----------------
the Accrued Employee Liability, the Purchaser is not assuming, or agreeing to pay, perform, or discharge, any other liability or obligation of the Seller or its subsidiaries to any of their employees or consultants, except for the severance obligations to the employees and consultants listed on schedule 4.2.9 who become employees or consultants of the Purchaser or one or more of its designees within 30 days after the Cloising. The Purchaser shall use its commercially reasonable efforts to encourage all such offerees to accept the offers referred to above, and shall, or shall cause its designees to, take on all employees and consultants who accept such offers.

(b) Prior to the Closing, the Seller shall cause the entire account balance (including the entire balance of the theretofore unvested employer contributions) of all the Offeree Employees who accept the offers of employment contemplated by section 6.1.5 to be fully vested under the Seller's 401(k) Plan.

(c) Prior to the Closing, the Seller shall take all action required under all applicable employment laws to enable the Purchaser to carry out its obligations under this agreement in respect of employees and consultants.

(d) After the Closing and before the first anniversary of the Closing, the Purchaser shall not, and shall not permit any of its controlled affiliates to, on its own behalf or on behalf of others, solicit for employment or engagement any of the Seller's or its subsidiaries' employees or individual consultants who were employed or engaged by the Seller or any of its subsidiaries on the date of this agreement, except for those listed on schedule 4.2.9.

                              5.9      Registration  Rights  Agreement.
                                      -------------------------------
The  Seller  shall comply with the
provisions of the registration rights agreement dated as of June 13, 1995 between the Seller and Liraz Systems, Ltd. ("Liraz"), as amended as of the date of this agreement.

                               5.10     Information.  As promptly as practicable
                                        -----------
after the date of this agreement, the Seller shall furnish Liraz the information described on schedule 5.10 with respect to the Software (the "Segment and Geographical Information") for each of the three months ended March 31, 2001 and June 30, 2001, and shall afford Liraz and its representatives access to the Seller's books and records, and shall otherwise cooperate with Liraz and its representatives, to enable them as promptly as practicable after the date of this agreement, at Liraz's cost, to prepare the Segment and Geographical Information for each of the years ended December 31, 1999 and 2000 and the period from July 1, 2001 to the Closing.

                          6.         Conditions  to  Closing
                                     -----------------------

                        6.1     Conditions  to  Obligations  of  the  Purchaser.
                                -----------------------------------------------
The obligations of the Purchaser to consummate the transactions under this agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser):

                        6.1.1 (a) the documents and other items referred to in sections 7.1 and 7.3 shall have been delivered, (b) written evidence of the Required Consents listed on schedule 6.1.1 shall have been delivered, and (c) written evidence that the Seller, the Bank, and Liraz shall have executed and delivered agreements in the form of, or to the effect set forth in, exhibit
6.1.1  (the  "Credit  Instruments")  shall  have  been  delivered;

                        6.1.2 all the Seller's representations and warranties in this agreement shall be true and correct in all material respects at the Closing as if made again at and as of that time;

                        6.1.3 the Seller shall have performed all the covenants in this agreement that are required to have been performed by it prior to or at the Closing;

                        6.1.4 C.E. Unterberg, Towbin (the "Seller's Financial Advisor") shall not have withdrawn or materially modified its opinion to the Seller's board of directors dated August 7, 2001 as to the fairness, from a financial point of view, of the consideration to the Seller in the transactions contemplated by this agreement (the "Fairness Opinion");

                        6.1.5 at least 85% of the non-administrative employees and consultants listed on schedule 4.2.9 (it being understood that project managers and sales personnel are included within the term "non-administrative employees and consultants") and all the individuals listed on schedule 6.1.5 to whom the Purchaser or its designees shall have offered employment pursuant to section 5.8(a) shall have accepted such offers of employment, and such acceptances shall be in full force and effect; and

                        6.1.6 there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the transactions contemplated by this agreement.

                        6.2     Conditions to Obligations of the Seller.     The
                                ---------------------------------------
obligations of the Seller to consummate the transactions under this agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller):

                        6.2.1 (a) the documents and other items referred to in sections 7.2 and 7.3 shall have been delivered, and (b) written evidence that the Seller, the Bank, and Liraz shall have executed and delivered the Credit Instruments shall have been delivered;

                        6.2.2 all the Purchaser's representations and warranties in this agreement shall be true and correct in all material respects at the Closing as if made again at and as of that time;

                        6.2.3 the Purchaser shall have performed all the covenants in this agreement that are required to have been performed by it prior to or at the Closing;

                        6.2.4 the Seller's Financial Advisor shall not have withdrawn or materially modified the Fairness Opinion;

                        6.2.5 there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the transactions contemplated by this agreement; and

     6.2.6 Merrill Lynch Pierce Fenner & Smith Incorporated shall have approved the transactions contemplated by this agreement.

                         7.       Documents  to  be  Delivered  at  the  Closing
                                  ----------------------------------------------

                         7.1     Documents to be Delivered by the Seller.     At
                                 ---------------------------------------
the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser (or as the Purchaser designates) the following:

                         7.1.1   assignments  and  other instruments of transfer
sufficient  to  transfer  to  the  Purchaser  or  its  designees all the Assets;

                         7.1.2   a  certificate  of  an executive officer of the
Seller  confirming  that  the conditions specified in sections 6.1.2, 6.1.3, and
6.1.4  have  been  fulfilled;  and

                         7.1.3    an  opinion  of  Powell,  Goldstein,  Frazer &
Murphy LLP, in form reasonably satisfactory to counsel to the Purchaser, as to the matters set forth in exhibit 7.1.3.

                         7.2     Documents  to  be  Delivered  by the Purchaser.
                                 ----------------------------------------------
At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller (or as the Seller designates) the following:

                         7.2.1   agreements  and other instruments sufficient to
carry  out  the  obligations  of  the  Purchaser  under  section  1.3(b);

                         7.2.2   a  certificate  of  an executive officer of the
Purchaser confirming that the conditions specified in sections 6.2.2, 6.2.3, and
6.2.4  have  been  fulfilled;  and

                         7.2.3    an opinion of Rabinowitz & Kerson LLP, in form
reasonably satisfactory to counsel to the Seller, as to the matters set forth in exhibit  7.2.3.

                         7.3        Service  and  Other Agreement.
                                     -----------------------------
At the Closing, the Purchaser and the Seller shall execute and deliver agreements in the forms included in exhibit 7.3.

                         8.        Indemnification.   The  Seller  shall
                                    ---------------
indemnify and hold the Purchaser harmless from and against all losses, liabilities, damages, and expenses (including reasonable attorneys' fees) as and when incurred arising out of or based upon (a) any breach of warranty or agreement, or any misrepresentation, by it under this agreement, or (b) any liability or obligation of the Seller or any of its subsidiaries arising out of any facts, events, or circumstances prior to the Closing, other than the Assumed Liabilities. The Purchaser shall indemnify and hold the Seller harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) as and when incurred arising out of or based upon (c) any breach of warranty or agreement, or any misrepresentation, by it under this agreement, (d) any Assumed Liability, or (e) any liability or obligation arising out of the conduct of the Business after the Closing (except as otherwise expressly provided in this agreement). It is understood and agreed that the certificates referred to in sections 7.1.2 and 7.2.2 shall be deemed to constitute representations and warranties of the respective parties for all purposes of this section 8. If any claim is made against a party that, if sustained, would give rise to a liability of the other party under this agreement, the party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other party and shall afford the other party and its counsel, at its sole expense, the opportunity to defend or settle the claim. The failure to provide the notice referred to above shall not relieve the indemnifying party of liability under this agreement, except to the extent the indemnifying party has actually been prejudiced by such failure. If any claim is compromised or settled without the consent of the indemnifying party, no liability shall be imposed upon the indemnifying party by reason of the claim.

                         9.       Insurance.    The  Purchaser  shall  have the
                                   ---------
right to (a) assert claims (and the Seller shall use commercially reasonable efforts to assist the Purchaser in asserting claims) with respect to the Business under insurance policies of the Seller that are "occurrence basis" policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage first commenced until the Closing, to the extent the Occurrence Basis Policies so allow, and (b) continue to prosecute claims with respect to the Business properly asserted with the insurance carrier prior to the Closing (and the Seller shall use commercially reasonable efforts to assist the Purchaser in connection therewith) under insurance policies of the Seller that are on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage first commenced until the Closing, to the extent the Claims Made Policies so allow; provided, however,
                                                              -----------------
that all the Seller's costs and expenses incurred in connection with the foregoing are promptly paid by the Purchaser. All recoveries in respect of such claims shall be for the account of the Purchaser. In addition, the Purchaser may purchase (at its own expense), at any time, discovery coverage with respect to Claims Made Policies to provide coverage with respect to such Claims Made Policies for claims submitted by the Purchaser after the Closing with respect to incidents occurring prior to the Closing, and all recoveries under such discovery coverage shall be for the account of the Purchaser. The Seller shall not amend, commute, terminate, buy-out, extinguish liability under, or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which the Purchaser has rights to assert claims pursuant to this section 9 in a manner that would adversely affect any such rights of the Purchaser. In the event the Purchaser consents to any such action, the Seller shall pay the Purchaser its equitable share (based on the amount of premiums paid by or allocated to the Business in respect of the applicable policy) of any proceeds received by the Seller as a result of such action (after deducting the Seller's reasonable costs and expenses incurred in connection with such action).

                    10.        Arbitration.
                                 -----------
Any  dispute  or controversy arising under or in
connection with this agreement shall be settled exclusively by arbitration to be held in the City of New York before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. As part of his award, the arbitrator shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of the parties' claims and defenses. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York courts for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served outside the state of New York by at least 10 days' written notice given in accordance with section 11.5. The arbitrator may grant injunctive or other relief.

               11.      Miscellaneous
                             -------------

               11.1     Further Assurances. Each party shall, without further
                        -------------------
consideration, take such action and execute and deliver such documents as the other party reasonably requests to carry out this agreement. From time to time after the Closing, the Seller shall cooperate with, and respond to reasonable requests for information from, the Purchaser to enable the Purchaser and its designees more effectively to assume control of the Business.

               11.2     Expenses.   Each  party  shall bear its own expenses
                        --------
in connection with the negotiation and preparation of this agreement and all duties and obligations required to be performed by it under this agreement. Any state or local sales, transfer, or similar taxes payable in connection with the sale of assets under this agreement shall be borne by the Seller.

               11.3     Governing  Law.   This  agreement  shall be governed by
                        --------------
and construed in accordance with the law of the state of New York, without giving effect to its conflict of law principles.

               11.4     Headings.   The section headings of this agreement are
                        --------
for reference purposes only, and are to be given no effect in the construction or interpretation of this agreement.

               11.5     Notices.   All notices and other communications under
                        -------
this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 11.5):

               (y)      if  to  the Seller, to it at:
                        8000  Regency  Parkway
                        Cary,  North  Carolina
                        27511
                        Attention:  Mr.  John Broderick

               with  a  copy  to:

                        Powell,  Goldstein, Frazer  &  Murphy  LLP
                        Suite  1600
                        191  Peachtree  Street,  N.E.
                        Atlanta,  Georgia  30303
                        Attention.:  Scott  D.  Smith,  Esq.


               (z)      if  to the Purchaser, to it  at:
                        c/o  Liraz  Systems, Ltd.
                        c/o  Rabinowitz  & Kerson  LLP
                        546  Fifth  Avenue
                        New  York,  New  York
                        10003
                        Attention:  Edward W. Kerson,  Esq.

               with  a  copy  to:
                        Rabinowitz  &  Kerson LLP
                        546  Fifth  Avenue
                        New  York,  New  York
                        10036
                        Attention:   Edward W.  Kerson,  Esq.


All such notices and communications shall be deemed received upon (e) actual receipt by the addressee, (f) actual delivery to the appropriate address, or (g) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

               11.6     Separability.   The  invalidity  of  unenforceability of
                        ------------
any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

               11.7     Waiver.   Either party may waive compliance by the other
                        ------
party with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the waiving party.

               11.8     Counterparts.   This  agreement  may  be  executed  in
                        ------------
counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

               11.9     Entire  Agreement.   This  agreement (with its schedules
                        -----------------
and exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, supersedes all previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.



LEVEL  8  SYSTEMS,  INC.


By:/s/  Paul  Rampel
   -----------------

Name:  Paul  Rampel

Title:  President


APPBUILDER  SOLUTION  B.V.

By:/s/  Yossi Shemesh
   ------------------
Name:
Title:


                                    GUARANTY

                              Dated August 8, 2001
                              --------------------

                         The  undersigned  hereby (a) unconditionally guarantees
to Level 8 Systems, Inc. (the "Seller") the prompt and full payment and performance when due of all obligations of AppBuilder Solution B.V. (the "Purchaser") to the seller arising under the above agreement, (b) agrees that the above agreement may be modified by the parties in any respect without affecting the undersigned's obligations under this guaranty, and (iii) agrees to indemnify and hold the seller harmless from and against any loss, liability, damage, or expense (including reasonable attorneys' fees) that it may incur as a result of the failure by the Purchaser to pay or perform any of its obligations under the above agreement.

LIRAZ  SYSTEMS,  LTD.

By:  /s/  Talmor Margalit
          ---------------
Name:     Talmor Margalit